Exhibit 99

SUITE 500, 122–1ST AVENUE SOUTH, SASKATOON, SASKATCHEWAN CANADA S7K 7G3 PHONE (306) 933-8500 FAX (306) 933-8844

For Immediate Release February 6, 2003 Listed: TSX, NYSE	Symbol: POT

PotashCorp Reports Fourth Quarter
Diluted Net Income per Share of $0.28

Saskatoon, Saskatchewan — Potash Corporation of Saskatchewan Inc. (PotashCorp) today reported fourth-quarter net income of $14.4 million or $0.28 per share on a diluted basis, compared to $4.6 million or $0.09 per share in the same quarter of 2001, primarily due to higher nitrogen prices in the fourth quarter of 2002. For 2002, diluted net income per share was $1.03 compared to $2.32 last year.

Earnings before interest, taxes, depreciation and amortization (EBITDA)1 of $96.8 million and operating income of $43.1 million were both up during the fourth quarter of 2002 compared to last year’s same quarter by 31 percent and 49 percent respectively. On a full-year basis, operating income was down 38 percent while EBITDA fell less than half that at 15 percent. The year-over-year earnings decrease was mainly due to lower prices in nitrogen and potash, along with higher phosphate costs.

“Our business was challenged in 2002 by the volatility of many key factors affecting product margins such as crop prices, production inputs and foreign currencies,” Bill Doyle, President and CEO, said. “It made for a difficult year, but we held steadfastly to our decommoditizing strategy, demonstrating its value by remaining profitable at the bottom of the cycle with strong cash flow.”

Market Conditions
 In 2002, world weather conditions proved just as unpredictable as key commodities. In North America spring was late, summer brought drought, and a wet fall and early winter affected harvest. The worst drought in many years hit Australia. Europe and China had floods, while India experienced its poorest monsoon in 15 years. These tough weather conditions affected crop yields and the profitability of the fertilizer industry. However, the net effect was a drawdown in global grain inventories to the lowest level in nearly 30 years, which raised grain prices and anticipation of improved fertilizer usage in 2003.

In nitrogen and phosphate, the industry was still digesting new capacity that came on stream over the last two years. At the same time, phosphate demand was hurt as India and China protected domestic production. Rising natural gas prices in North America make rationalization inevitable but nitrogen companies moved slowly in executing these difficult decisions, which tempered the rebound in nitrogen prices late in the year.

Potash Operations
 Potash gross margin was down for both the fourth quarter and the year, affected by the inclusion of PCS Yumbes, the Company’s potassium nitrate operation in Chile, and by increased competition in domestic and offshore potash markets. As a result, average 2002 prices in both markets eroded by 3 percent. Domestically, the Company’s volumes decreased by 4 percent year-over-year, but offshore PotashCorp benefited from growing demand and 2002 volumes were up 6 percent over 2001.

The fourth quarter mirrored the annual conditions except that offshore volumes were even stronger (a 12-percent increase from last year’s same quarter). Sales were up to Brazil, China, India and Indonesia on a quarter-over-quarter basis.

Annual potash shutdown weeks to control inventories were similar (2002 — 63.1 weeks, 2001 — 62.8 weeks). On a quarterly basis they were up by 6 percent (2002 — 29.8 weeks, 2001 — 28.0 weeks).

Phosphate Operations
 Compared to the same periods in 2001, the fourth quarter and annual phosphate gross margin fell primarily due to costs. Sulfur, a key input, was up 66 percent on a quarter-over-quarter basis, which increased costs by approximately $7.5 million. A sulfur shortage reduced operating rates, resulting in $11.5 million in unallocated fixed costs for the quarter. Ammonia costs increased 6 percent compared to the fourth quarter last year and 14 percent from the trailing quarter. During the fourth quarter, the Company proceeded to restart DAP production at White Springs, FL. The Company expects this to consume approximately $20.0 million annually in idle plant costs, preserve this important asset and provide continued access to the Chinese DAP market.

Overall phosphate net sales revenue decreased 3 percent in 2002, mainly because PotashCorp decided not to participate in low-priced offshore markets for liquid fertilizers and, for the first half of the year, solid fertilizers. Increased DAP imports by China encouraged a return to the offshore market in the second half of 2002, increasing fourth-quarter solid fertilizer volumes by 48 percent compared to the same quarter of 2001. While liquid fertilizer volumes were down year-over-year due to the Company’s absence from the offshore market, domestic volumes were higher. Fourth-quarter and full-year prices in 2002 were up for both liquid and solid fertilizers, reflecting tightening supply and demand dynamics.

Feed volumes were up 13 percent for the quarter and 10 percent for the year due to significant increases in the offshore market. Domestically, feed phosphate volumes were flat as a competitor brought on new capacity, customers tightened feed formulation and competition increased from meat and bone meal, and from phytase. Feed prices were down 7 percent in the fourth quarter and 6 percent for the year.

Industrial phosphate continues to be a high-margin business but there has been some price and volume erosion due to competitive pressures. Excluding hydrofluosilic acid (HFSA), a byproduct previously included in other income, volumes were down 5 percent in the fourth quarter and 4 percent for the full year. Prices were down 7 percent compared to the fourth quarter of 2001 and 4 percent for the year.

Nitrogen Operations
 Fourth-quarter 2002 gross margin in nitrogen was $26.8 million compared to ($1.9) million in the same quarter of 2001. In spite of this strong fourth quarter, annual gross margin decreased by 50 percent (2002 — $47.4 million, 2001 — $94.7 million). In 2001, the market trended down throughout the year as gas prices fell, ending at low levels. In 2002 the reverse was true.

The PotashCorp nitrogen strategy, which mitigates input cost volatility through gas hedges in North America and Trinidad and focuses its North American production on industrial customers, paid dividends. Industrial volumes were up 16 percent in the quarter and 9 percent for the year, comprising 60 percent of total nitrogen sales. Compared to what it would have paid on the spot market, the Company’s natural gas hedges in North America provided a benefit of $15.7 million during the quarter. In addition, the rising gas prices by year-end further demonstrate the importance of the Trinidad assets.

In total, fourth-quarter nitrogen sales volumes were up 8 percent while prices were up 19 percent over the fourth quarter of 2001. Urea gained the most (volumes up 32 percent) as dealers bought in anticipation of price increases and industrial sales remained strong. Ammonia volumes were down 4 percent due to a turnaround at the Lima, OH facility during the fourth quarter.

The Company’s average cost of gas was $2.51 per MMBtu in the fourth quarter compared to $2.02 in the same quarter last year. For the year, the average cost of gas was $2.22 per MMBtu versus $2.60 in 2001. This lower gas cost reduced annual per-unit cost of sales but was partially offset by increased depreciation from the Trinidad assets that were brought onto the balance sheet following the purchase of long-term leases in May 2001.

Financial
 Selling and administrative expenses fell for the third consecutive year, declining by 8 percent from 2001. For the year, the Company incurred a foreign exchange loss of $5.5 million compared to a gain of $13.7 million in 2001, a swing of $19.2 million. The 2002 foreign exchange loss primarily related to the devaluation of the Brazilian real throughout the year as well as the strengthening of the Canadian dollar. In 2001, the Canadian dollar weakened considerably against the US dollar, resulting in the majority of the large foreign exchange gain for the year.

Other income was up $8.3 million from last year’s same quarter. Most of that increase is a result of switching to equity accounting for the investment in SQM as the Company increased its position from 18 percent in 2001 to 20 percent in 2002. For the year, other income was up $4.0 million for the same reason.

The effective consolidated income tax rate was 36 percent for the quarter and year. The current/future split approximated 80/20 compared to a 30/70 split in 2001, primarily because of higher proportional earnings in Canada in 2002.

Additions to property, plant and equipment were $212.2 million in 2002. Capital spending included approximately $100.0 million for sustaining capital (excluding turnarounds) and $90.0 million for the new DFP plant and purified acid expansion at Aurora, NC.

Outlook
 Tighter supply and demand is expected to improve market conditions for all three nutrients in 2003. New capacity in nitrogen and phosphate has largely been absorbed and higher grain prices are expected to increase acres planted and application rates per acre worldwide. In the US, fertilizer consumption is expected to be up approximately 4 percent.

In potash, Brazil’s record imports of 2002 look set to continue and China’s year-end agreement to import 1.5 million tonnes from Canpotex set the stage for good volumes in 2003. In addition, an $8 per tonne price increase (partially offset by increasing freight) just settled with Brazil should positively affect spot markets. In North America, the February 1st price increase of $4/ton remains to be tested. In both markets, continued strong competition could temper the better industry conditions.

An agreement reached near the end of 2002 with SQM to provide it with 8,000 tonnes of potassium nitrate each month from its PCS Yumbes plant should improve the operating rate of that asset moving forward. However, product prices have not recovered to 1999 levels so this division will continue to negatively affect potash gross margin.

The resource sector is excluded from the staged general Canadian federal income tax rate reduction from 28 percent to 21 percent (presently at 23 percent for 2003). In addition, the potash industry is disadvantaged by the inadequacy of the resource allowance relative to provincial royalties, leaving the Company with an effective federal tax rate in excess of 30 percent in Canada. This issue is one of equity, fairness and providing a level playing field for all Canadian businesses. The Company is hopeful the inequities will be addressed in the next Canadian federal budget, which would contribute positively to earnings.

In New Brunswick, PotashCorp has discovered a significant new high-grade potash ore zone adjacent to its existing mine that it is exploring for future development. Port proximity and a favorable provincial tax regime will be factors in any decision.

In phosphate, the advantages brought by the Company’s superior rock position will become even greater as it mines from the portion of the deposit that is higher quality and closer to the processing facility at Aurora. That, coupled with higher mine operating rates associated with the restart of the White Springs DAP production, should reduce rock costs. These savings will be offset to some extent by higher costs for the inputs ammonia and sulfur. Continued good shipments to China should support DAP prices in 2003, confirming the Company’s decision to restart its White Springs DAP production.

The expansion of the purified acid plant will be completed in the first quarter of this year, which should capture additional high-margin industrial sales volumes. In February 2003, PotashCorp will cease production at its Kinston, NC feed plant and convert the facility to a feed warehouse. Product will be supplied from White Springs. A charge of $2.2 million will be taken in the first quarter of 2003 to reflect the shutdown costs.

In nitrogen, the higher prices entering the year have continued to rise, getting 2003 off to a good start. Higher ammonia prices, led by higher gas prices, could be reinforced by the potential of a Middle Eastern conflict. High gas prices should also accelerate rationalization of US nitrogen production, supporting ammonia prices. PotashCorp recently announced that it has temporarily suspended ammonia and UAN production from its Geismar, LA facility to perform required maintenance during this period of high gas prices. The Company can produce ammonia in Trinidad with favorable gas costs and upgrade it for industrial customers at its Geismar plant.

Growth in world demand for both ammonia and urea is expected to exceed growth in world capacity and nitrogen inventories are low. US producers ended the fourth quarter with ammonia inventory 21 percent and urea 14 percent below the five-year average. Moreover, Russia is increasing gas prices to nitrogen producers by 20 percent and rail and electricity rates by more than 10 percent each. These increases should provide a higher floor price for nitrogen products going forward.

Between the US and Trinidad, the Company is 68 percent hedged near $2.20 per MMBtu for its 2003 natural gas needs.

Capital expenditures for 2003 are expected to approximate $155.0 million, of which approximately $120.0 million will be sustaining capital. Depreciation and amortization are expected to approximate $240.0 million, up from $219.1 million in 2001 due to the start-up of the new feed plant and expansion of the purified acid plant as well as accelerated amortization of nitrogen turnaround costs. The effective consolidated income tax rate for 2003 is expected to approximate 40 percent, all of which will be recorded as future tax. The increase from 36 percent in 2002 is primarily due to the expiration of the last tax holiday in Trinidad. The reduction in the current tax provision and the increased depreciation are expected to increase cash flow from operating activities by approximately $80.0 million prior to any additions from increased net income.

The Company is expecting its 2003 earnings to be approximately twice that of 2002. First-quarter earnings are expected to be similar to those in the first quarter of 2002 with a minimal gross margin contribution from phosphate. Several factors could swing its earning projections either positively or negatively, including natural gas prices, sulfur prices, spring planting conditions, level of imports, world economic and political conditions and trade patterns of major consumers of potash, phosphate and nitrogen.

Conclusion
 “We are encouraged by many factors as we enter 2003,” Doyle concluded. “Recent sales prices of DAP, ammonia and offshore potash all have been higher and we anticipate further price strengthening as we enter the important spring season. While we are encouraged by this top-line growth, key raw material purchases will be a factor in the final results. Underlying all of this is our confidence in our strategy and our anticipation of demonstrating our capabilities under better market conditions.”

Notes
 The Company’s accounting policies are in accordance with accounting principles generally accepted in Canada. All amounts are expressed in US dollars.

1	Earnings before interest, taxes, depreciation and amortization (EBITDA)

The following is a reconciliation of EBITDA to the most comparable Canadian GAAP measure, operating income.

	Three Months Ended		Twelve Months Ended
	December 31		December 31

	2002	2001	2002	2001

EBITDA	$96.8	$73.8	$386.0	$455.4
Depreciation and amortization	(53.7)	(44.8)	(219.1)	(185.7)

Operating income	$43.1	$29.0	$166.9	$269.7

PotashCorp uses EBITDA as an important measure of its liquidity and performance, including its ability to service debt, meet other payment obligations and comply with certain covenants in its credit agreements. Management believes EBITDA to be an important measure as it excludes the effects of depreciation and amortization, which primarily reflect the impact of long-term investment decisions, rather than the performance of PotashCorp’s day-to-day operations. The Company also believes that this measurement is used by certain investors and analysts to measure a company’s ability to service debt and to meet other payment obligations or as a valuation measurement. Such data is included for convenience only. EBITDA is not a measure of financial performance under either Canadian GAAP or US GAAP. In evaluating EBITDA, investors should consider that the methodology applied in calculating EBITDA may differ among companies and analysts.

Potash Corporation of Saskatchewan is the world’s largest fertilizer enterprise producing the three primary plant nutrients and a leading supplier to three distinct market categories: agriculture, with the largest capacity in the world in potash, fourth largest in phosphate and third largest in nitrogen; animal nutrition, with the world’s largest capacity in phosphate feed ingredients; and industrial chemicals, as the largest global producer of industrial nitrogen products and one of only three North American suppliers of industrial phosphates.

This release contains forward-looking statements, which involve risks and uncertainties, including those referred to in the Company’s annual report to shareholders for 2001 and in filings with the U.S. Securities and Exchange Commission. A number of factors could cause actual results to differ materially from those in the forward-looking statements, including, but not limited to, fluctuation in supply and demand in fertilizer, sulfur and petrochemical markets; changes in competitive pressures, including pricing pressures; risks associated with natural gas and other hedging activities; changes in capital markets; changes in currency and exchange rates; unexpected geological or environmental conditions; and government policy changes.

For further information please contact:
Betty-Ann Heggie
Senior Vice President, Corporate Relations
Phone:      (306) 933-8521
Fax:          (306) 933-8844
E-mail:     corporate.relations@potashcorp.com
Web site:  www.potashcorp.com

Potash Corporation of Saskatchewan Inc. will host a conference call on Thursday, February 6, 2003 at 11:30 a.m. Eastern Time. To join the call, dial (416) 620-5690 or (212) 271-4629 at least 10 minutes prior to the start time. Alternatively, visit www.potashcorp.com for a live webcast of the conference call in a listen-only mode. This press release is also available at this same website.

Potash Corporation of Saskatchewan Inc.
Consolidated Statements of Financial Position

	(in millions of US dollars)
	December 31,	December 31,
	2002	2001

	(unaudited)
Assets
Current Assets
Cash and cash equivalents	$24.5	$45.3
Accounts receivable	267.8	256.7
Inventories	499.3	481.1
Prepaid expenses	40.4	36.5

	832.0	819.6

Property, plant and equipment	3,269.9	3,245.6
Goodwill	97.0	97.0
Other assets	486.7	435.1

	$4,685.6	$4,597.3

Liabilities
Current Liabilities
Short-term debt	$473.0	$501.1
Accounts payable and accrued charges	347.0	271.4
Current portion of long-term debt	3.4	—

	823.4	772.5

Long-term debt	1,019.9	1,013.7
Future income tax liability	468.9	457.6
Accrued post-retirement / post-employment benefits	195.4	177.3
Accrued reclamation costs	80.0	83.0
Other non-current liabilities and deferred credits	5.5	6.7

	2,593.1	2,510.8

Shareholders’ Equity
Share Capital	1,186.9	1,182.5
Unlimited authorization of common shares without par value; issued and outstanding 52,077,648 and 51,952,482 at December 31, 2002 and December 31, 2001, respectively
Contributed Surplus	264.2	264.2
Retained Earnings	641.4	639.8

	2,092.5	2,086.5

	$4,685.6	$4,597.3

Potash Corporation of Saskatchewan Inc.
Consolidated Statements of Income and Retained Earnings

		(in millions of US dollars)
	Three Months Ended		Twelve Months Ended
	December 31		December 31
	2002	2001	2002	2001

	(unaudited)	(unaudited)	(unaudited)

Net sales	$508.1	$434.3	$1,913.8	$2,072.7
Cost of goods sold	443.8	371.6	1,612.2	1,673.5

Gross Margin	64.3	62.7	301.6	399.2

Selling and administrative	23.1	26.9	91.7	99.7
Provincial mining and other taxes	12.8	15.7	68.0	70.0
Foreign exchange (gain) loss	(0.4)	(2.9)	5.5	(13.7)
Other income	(14.3)	(6.0)	(30.5)	(26.5)

	21.2	33.7	134.7	129.5

Operating Income	43.1	29.0	166.9	269.7
Interest Expense	20.6	21.9	83.1	80.3

Income Before Income Taxes	22.5	7.1	83.8	189.4
Income Taxes (Note 3)	8.1	2.5	30.2	68.2

Net Income	$14.4	$4.6	53.6	121.2

Retained Earnings, Beginning of Year			639.8	570.5
Dividends			(52.0)	(51.9)

Retained Earnings, End of Year			$641.4	$639.8

Net Income Per Share (Note 4)
Basic	$0.28	$0.09	$1.03	$2.34
Diluted	$0.28	$0.09	$1.03	$2.32

Dividends Per Share	$0.25	$0.25	$1.00	$1.00

Potash Corporation of Saskatchewan Inc.
Consolidated Statements of Cash Flow

		(in millions of US dollars)
	Three Months Ended		Twelve Months Ended
	December 31		December 31
	2002	2001	2002	2001

	(unaudited)	(unaudited)	(unaudited)
Operating Activities
Net income	$14.4	$4.6	$53.6	$121.2
Items not affecting cash
Depreciation and amortization	53.7	44.8	219.1	185.7
Loss on disposal of assets	0.4	0.1	1.0	0.4
Foreign exchange on future income tax	0.6	(1.2)	1.0	(8.2)
Share of earnings of investees	(5.3)	—	(5.3)	—
Provision for future income tax	1.6	(1.5)	6.0	47.7
Provision for post-retirement / post-employment benefits	4.6	2.7	18.2	2.1

	70.0	49.5	293.6	348.9

Changes in non-cash operating working capital
Accounts receivable	(5.6)	32.8	(11.1)	69.9
Inventories	(22.8)	(16.4)	(18.2)	(76.1)
Prepaid expenses	(3.9)	8.4	(3.9)	2.3
Accounts payable and accrued charges	14.2	(56.8)	37.0	(244.6)
Current income taxes	5.1	9.2	23.4	(21.6)
Accrued reclamation costs	—	(1.1)	(3.0)	(3.7)
Other non-current liabilities and deferred credits	(3.3)	(0.3)	(1.4)	0.6

Cash provided by operating activities	53.7	25.3	316.4	75.7

Investing Activities
Additions to property, plant and equipment	(61.1)	(58.5)	(212.2)	(513.7)
Investment in Sociedad Quimica y Minera de Chile S.A.	—	(130.4)	(23.2)	(130.4)
Additions to other assets	(7.6)	(2.6)	(36.0)	(45.9)

Cash used in investing activities	(68.7)	(191.5)	(271.4)	(690.0)

Cash (deficiency) before financing activities	(15.0)	(166.2)	45.0	(614.3)

Financing Activities
Proceeds from long-term obligations	—	—	11.2	600.0
Repayment of long-term obligations	—	(5.8)	(1.3)	(5.8)
(Repayment of) proceeds from short-term debt	(22.6)	166.2	(28.1)	12.2
Dividends	(13.0)	(12.9)	(52.0)	(51.9)
Issuance of shares	0.7	2.6	4.4	5.1

Cash (used in) provided by financing activities	(34.9)	150.1	(65.8)	559.6

Decrease in Cash and Cash Equivalents	(49.9)	(16.1)	(20.8)	(54.7)
Cash and Cash Equivalents, Beginning of Period	74.4	61.4	45.3	100.0

Cash and Cash Equivalents, End of Period	$24.5	$45.3	$24.5	$45.3

Supplemental cash flow disclosure
Interest paid	$37.8	$45.9	$81.2	$79.3
Income taxes paid (recovered)	$2.9	$(10.7)	$4.4	$41.5

Potash Corporation of Saskatchewan Inc.
Notes to the Consolidated Financial Statements
(in millions of US dollars)
(unaudited)

1.     Significant Accounting Policies

The Company’s accounting policies are in accordance with accounting principles generally accepted in Canada. The accounting policies used in preparing these interim financial statements are consistent with those used in the preparation of the annual financial statements, except as disclosed in Note 2.

The consolidated financial statements include the accounts of Potash Corporation of Saskatchewan Inc. and its subsidiaries.

These interim consolidated financial statements do not include all disclosures normally provided in annual financial statements and should be read in conjunction with the most recent annual financial statements. In management’s opinion, the unaudited financial information includes all adjustments (consisting solely of normal recurring adjustments) necessary to present fairly such information. Interim results are not necessarily indicative of the results expected for the fiscal year.

2.     Change in Accounting Policy

The Company has adopted the provisions of Section 3062 of the Canadian Institute of Chartered Accountants Handbook “Goodwill and Other Intangible Assets”. This pronouncement requires that goodwill be subject to an annual impairment test rather than be amortized. On an annual basis, the adoption of this pronouncement will reduce amortization expense by approximately $3.0 million ($0.75 million per quarter). The company has completed its annual assessment of goodwill and there is no impairment.

The Company has also adopted the provisions of Section 3870 of the Canadian Institute of Chartered Accountants Handbook “Stock-Based Compensation and Other Stock-Based Payments”. This pronouncement requires that all non-employee stock-based compensation be accounted for using the fair value method which would recognize the fair value of the compensation cost in the financial statements. Employee stock-based compensation must be accounted for using the fair value method for plans that are direct awards of stock or call for settlement in cash or other assets. The company’s employee stock options plans are not this type and therefore the company is not required to account for them using the fair value method. As the exercise price of the stock options granted is the market value the day immediately prior to the grant date, no compensation is recorded. The adoption of this pronouncement will not have a significant effect on the company’s results of operations or financial position for any of the periods presented.

3.     Income Taxes

The Company’s effective consolidated income tax rate approximates 36 percent.

4.     Net Income per Share

Basic net income per share for the fourth quarter is calculated on the weighted average shares issued and outstanding for the three months ended December 31, 2002 of 52,065,000 (2001 — 51,917,000). Basic net income per share for the year-to-date is calculated on the weighted average shares issued and outstanding for the twelve months ended December 31, 2002 of 52,021,000 (2001 — 51,879,000). Diluted net income per share is calculated based on the weighted average shares issued and outstanding during the period, adjusted by the total of the additional common shares that would have been issued assuming exercise of all share options with exercise prices at or below the average market price for the period. Weighted average shares outstanding for the diluted net income per share calculation for the three months ended December 31, 2002 were 52,393,000 (2001 — 52,193,000). The number of shares for the year-to-date diluted net income per share calculation were 52,316,000 (2001 — 52,186,000).

Potash Corporation of Saskatchewan Inc.
Notes to the Consolidated Financial Statements
(in millions of US dollars)
(unaudited)

5.     Segment Information

The Company has three reportable business segments: potash, phosphate and nitrogen. These business segments are differentiated by the chemical nutrient contained in the product that each produces. Inter-segment net sales are made under terms which approximate market prices. Potash segment data for 2002 includes the Chilean nitrate operations which commenced commercial production in February 2002.

	Three Months Ended December 31, 2002

	Potash	Phosphate	Nitrogen	All Others	Consolidated

Net sales — third party	$111.2	$170.0	$226.9	$—	$508.1
Inter-segment sales	1.2	1.6	7.3	—	—
Gross margin	41.1	(3.6)	26.8	—	64.3
Depreciation and amortization	10.2	18.8	22.6	2.1	53.7

	Three Months Ended December 31, 2001

	Potash	Phosphate	Nitrogen	All Others	Consolidated

Net sales — third party	$104.9	$153.0	$176.4	$—	$434.3
Inter-segment sales	1.3	1.1	4.7	—	—
Gross margin	50.5	14.1	(1.9)	—	62.7
Depreciation and amortization	5.7	18.3	20.3	0.5	44.8

	Twelve Months Ended December 31, 2002

	Potash	Phosphate	Nitrogen	All Others	Consolidated

Net sales — third party	$534.0	$632.3	$747.5	$—	$1,913.8
Inter-segment sales	6.4	6.4	24.6	—	—
Gross margin	215.6	38.6	47.4	—	301.6
Depreciation and amortization	46.3	76.8	88.0	8.0	219.1

	Twelve Months Ended December 31, 2001

	Potash	Phosphate	Nitrogen	All Others	Consolidated

Net sales — third party	$525.5	$651.8	$895.4	$—	$2,072.7
Inter-segment sales	7.1	6.0	37.6	—	—
Gross margin	241.8	62.7	94.7	—	399.2
Depreciation and amortization	34.1	72.0	72.8	6.8	185.7

Potash Corporation of Saskatchewan Inc.
Notes to the Consolidated Financial Statements
(in millions of US dollars)
(unaudited)

6.     Pro Forma Stock Compensation Expense

The company has two stock-based compensation plans for which fair value accounting is not required. No compensation expense has been recognized with respect to these plans as the exercise price is the quoted market closing price of the company’s common shares on the last trading day immediately preceding the date of the grant. Had compensation expense for the company’s plans been determined based on the fair value at the grant dates for awards under the plans, the company’s net income and net income per share would have been reduced to the pro forma amounts indicated below:

	Three Months Ended		Twelve Months Ended
	December 31		December 31

	2002	2001	2002	2001

Net Income — as reported	$14.4	$4.6	$53.6	$121.2
Stock compensation	3.6	3.4	14.3	13.6

Net Income — pro forma	$10.8	$1.2	$39.3	$107.6

Basic Net Income Per Share — as reported	$0.28	$0.09	$1.03	$2.34
Basic Net Income Per Share — pro forma	$0.21	$0.02	$0.76	$2.07

Diluted Net Income Per Share — as reported	$0.28	$0.09	$1.03	$2.32
Diluted Net Income Per Share — pro forma	$0.21	$0.02	$0.75	$2.06

In calculating the foregoing pro forma amounts, the fair value of each option grant was estimated as of the date of grant using the Modified Black-Scholes option-pricing model with the following weighted average assumptions:

	2001	2000

Expected dividend	$1.00	$1.00
Expected volatility	32%	31%
Risk-free interest rate	4.54%	5.76%
Expected life of options	8 years	8 years
Expected forfeitures	10%	10%

7.     Comparative Figures

Certain of the prior period’s figures have been reclassified to conform with the current period’s presentation.

Potash Corporation of Saskatchewan Inc.
Selected Operating and Revenue Data

	Three Months Ended		Twelve Months Ended
	December 31		December 31
	2002	2001	2002	2001

	(unaudited)	(unaudited)	(unaudited)	(unaudited)
Potash Operating Data
Production (KCl Tonnes — thousands)	1,398	1,351	6,447	6,128
Sales (tonnes — thousands)
North America	637	659	2,780	2,894
Offshore	695	621	3,547	3,349

	1,332	1,280	6,327	6,243

Potash Net Sales
(US $ millions)
North America	$48.1	$51.5	$215.3	$232.1
Offshore	58.5	53.4	300.7	293.4
Other	4.6	—	18.0	—

	$111.2	$104.9	$534.0	$525.5

Potash Average Price per MT
North America	$75.55	$78.14	$77.45	$80.21
Offshore	$84.13	$86.22	$84.76	$87.62

	$80.03	$82.06	$81.55	$84.18

Phosphate Operating Data
Production (P2O5 Tonnes — thousands)	397	371	1,512	1,573
Sales (tonnes — thousands)
Fertilizer — Liquid Phosphates	209	207	675	741
Fertilizer — Solid Phosphates	204	138	745	927
Feed	261	230	961	874
Industrial	121	120	512	503

	795	695	2,893	3,045

Phosphate Net Sales
(US $ millions)
Fertilizer — Liquid Phosphates	$45.6	$37.2	$144.9	$145.0
Fertilizer — Solid Phosphates	30.3	20.2	113.4	130.1
Feed	57.0	54.2	216.8	208.6
Industrial	37.1	41.4	157.2	168.1

	$170.0	$153.0	$632.3	$651.8

Phosphate Average Price per MT
Fertilizer — Liquid Phosphates	$217.34	$179.37	$214.55	$195.56
Fertilizer — Solid Phosphates	$148.70	$146.43	$152.26	$140.30
Feed	$218.62	$236.09	$225.55	$238.79
Industrial	$306.55	$344.99	$307.29	$334.32

	$213.79	$220.22	$218.58	$214.06

Potash Corporation of Saskatchewan Inc.
Selected Operating and Revenue Data

	Three Months Ended		Twelve Months Ended
	December 31		December 31
	2002	2001	2002	2001

	(unaudited)	(unaudited)	(unaudited)	(unaudited)
Nitrogen Operating Data
Production (N Tonnes — thousands)	771	754	2,990	3,032
Sales (tonnes — thousands)
Manufactured Product
Ammonia	442	462	1,867	1,993
Urea	467	355	1,592	1,346
Nitrogen Solutions	336	375	1,097	1,156
Other	375	336	1,489	1,369
Carbon Dioxide (CO2)	222	203	924	858

Manufactured Product	1,842	1,731	6,969	6,722
Purchased Product	150	115	449	628

	1,992	1,846	7,418	7,350

Fertilizer sales tonnes	821	838	2,976	3,282
Feed/Industrial sales tonnes	1,171	1,008	4,442	4,068

	1,992	1,846	7,418	7,350

Nitrogen Net Sales
(US $ millions)
Manufactured Product
Ammonia	$68.0	$53.6	$232.7	$313.6
Urea	66.1	45.6	212.1	215.4
Nitrogen Solutions	30.7	28.6	93.3	114.9
Other	36.0	33.2	140.4	149.9
Carbon Dioxide (CO2)	2.3	2.2	9.5	8.2

Net Sales Manufactured Product	203.1	163.2	688.0	802.0
Net Sales Purchased Product	23.8	13.2	59.5	93.4

	$226.9	$176.4	$747.5	$895.4

Fertilizer net sales	$98.5	$77.5	$317.4	$424.7
Feed/Industrial net sales	128.4	98.9	430.1	470.7

	$226.9	$176.4	$747.5	$895.4

Nitrogen Average Price per MT
Ammonia	$153.97	$115.86	$124.66	$157.35
Urea	$141.39	$128.54	$133.16	$160.01
Nitrogen Solutions	$91.10	$76.24	$85.04	$99.34
Other	$95.95	$99.68	$94.27	$109.49
Carbon Dioxide (CO2)	$10.51	$9.88	$10.26	$9.68

Manufactured Product	$110.18	$94.38	$98.70	$119.31
Purchased Product	$160.51	$112.30	$132.82	$148.55

	$113.94	$95.51	$100.77	$121.82

Fertilizer average price per MT	$119.80	$92.48	$106.64	$129.39
Feed/Industrial average price per MT	$109.83	$98.03	$96.83	$115.71

	$113.94	$95.51	$100.77	$121.82

Potash Corporation of Saskatchewan Inc.
Selected Operating and Revenue Data

	Three Months Ended		Twelve Months Ended
	December 31		December 31
	2002	2001	2002	2001

	(unaudited)	(unaudited)	(unaudited)	(unaudited)

EBITDA	$96.8	$73.8	$386.0	$455.4

EBITDA = Earnings before interest, income taxes, depreciation and amortization.

PotashCorp uses EBITDA as an important measure of its liquidity and performance, including its ability to service debt, meet other payment obligations and comply with certain covenants in its credit agreements. Management believes this to be an important measure as EBITDA excludes the effects of depreciation and amortization, which primarily reflect the impact of long-term investment decisions, rather than the performance of PotashCorp’s day-to-day operations. The Company also believes that this measurement is used by certain investors and analysts to measure a company’s ability to service debt and to meet other payment obligations or as a valuation measurement. Such data is included for convenience only. EBITDA is not a measure of financial performance under either Canadian GAAP or US GAAP. In evaluating EBITDA, investors should consider that the methodology applied in calculating EBITDA may differ among companies and analysts.

Reconciliation to Canadian GAAP measure:
EBITDA	$96.8	$73.8	$386.0	$455.4
Depreciation and amortization	(53.7)	(44.8)	(219.1)	(185.7)

Operating income	$43.1	$29.0	$166.9	$269.7

Exchange Rate (Cdn$/US$)

	2002	2001

Fourth-quarter average exchange rate	1.5695	1.5804